MARINEMAX REPORTS FIRST QUARTER FISCAL 2015 RESULTS
~ Revenue Increased Over 44% Year-Over-Year to $158 Million ~
~ Same Store Sales Grew Year-Over-Year More Than 45% ~
~ First December Quarter With Pretax Profit Since December 2005~

CLEARWATER, FL, January 29, 2015 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its first quarter ended December 31, 2014.

Revenue grew over 44% to $158.1 million for the quarter ended December 31, 2014 from $109.6 million for the comparable quarter last year. Same-store sales grew over 45% on top of a 9% increase in the same period last year. Seasonally, the December quarter traditionally provides the least revenue contribution of the year and typically yields a loss for marine dealers, including MarineMax. The Company was profitable for the first quarter ended December 31, 2014 with net income of $214,000, or $0.01 per diluted share which is significantly improved from the net loss of $3.4 million, or $0.14 per share, for the comparable quarter last year.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “We are encouraged by the progress we have made in driving sales year-over-year, and thrilled by the enthusiasm our customers are expressing for new products that are coming from our manufacturing partners. The December quarter results are historically our smallest of the year. The strength in new, and specifically larger albeit lower margin boats during the quarter, drove very strong same-store-sales growth, yielding a significant increase in revenue and a profitable quarter. Absent the mix impact, margins remain healthy as the industry takes another step forward in the recovery.”

Mr. McGill continued, “We are positioned to continue to benefit from the rising tide of the industry. Clearly the growth we produced is evidence of a broadening recovery, although we believe our growth has outpaced that of the overall industry. Our inventories, while building, are at appropriate levels as we prepare to enter the busiest quarters of the year. Having started the early portion of the boat show season, we are seeing solid increases in traffic and remain confident that the long-term nature of the recovery continues to emerge. That said, we are very early into our fiscal year and still have much to accomplish in order to build on this past quarter’s results. Our highly motivated team provides a strong competitive advantage as they lead our effort to bring the boating dream to all of the MarineMax families.”

~ more ~

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Grady-White, Harris, Crest, Scout, Sailfish, Scarab Jet Boats, Aquila, and Nautique. MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 54 retail locations in Alabama, Arizona, California, Connecticut, Florida, Georgia, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the first quarter ended December 31, 2014; its belief the industry is recovering; the Company’s belief that the recovery is broadening and that the Company’s industry is benefitting from a rising tide; the Company’s belief that new products are coming on line and will be desired by its customer base providing growth for the Company; the Company is entering the busiest quarters of the year; and the Company’s positioning for success as the Company enters the busy boat show season. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within our industry, and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2014 and other filings with the Securities and Exchange Commission.

CONTACT:	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, Inc.
	Abbey Heimensen	203.682.8211
	Public Relations	bcohen@icrinc.com
MarineMax, Inc. 727/531-1700

~ more ~

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

Three Months Ended December 31,
	2014	2013
Revenue	$158,126	$109,592
Cost of sales	120,671	79,682

Gross profit	37,455	29,910
Selling, general, and
administrative expenses	36,095	32,282

Income (loss) from operations	1,360	(2,372)
Interest expense	1,146	997

Income (loss) before income taxes	214	(3,369)
Income taxes	—	—

Net income (loss)	$214	$(3,369)

Basic net income (loss) per common share	$0.01	$(0.14)

Diluted net income (loss) per common share	$0.01	$(0.14)

Weighted average number of common shares
used in computing net income (loss) per
common share:
Basic	24,278,586	23,715,945

Diluted	24,947,968	23,715,945

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,764	$15,904
Accounts receivable, net	17,597	13,674
Inventories, net	278,119	238,052
Prepaid expenses and other current assets	4,632	4,799

Total current assets	318,112	272,429
Property and equipment, net	107,992	100,182
Other long-term assets, net	5,833	5,526

Total assets	$431,937	$378,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,619	$4,133
Customer deposits	12,609	11,522
Accrued expenses	15,903	14,877
Short-term borrowings	157,228	125,913

Total current liabilities	190,359	156,445
Long-term liabilities	422	440

Total liabilities	190,781	156,885
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	25	25
Additional paid-in capital	229,586	224,537
Retained earnings	27,355	12,500
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	241,156	221,252

Total liabilities and stockholders’ equity	$431,937	$378,137

###